Exhibit 10.1

Credit Facility Agreement
Regarding an Umbrella Credit Facility in the amount of
EUR 50,000,000.00
dated July 27th, 2017

IPG Laser GmbH
Siemensstrasse 7
57299 Burbach
(the „Borrower“)

and

Deutsche Bank AG
Filiale Deutschlandgeschäft
An den Dominikanern 11 - 27
50668 Cologne
(the „Bank“)

enter into the following agreement (the „Credit Facility Agreement“) pursuant to which the Bank makes available a revolving umbrella credit facility to the Borrower (the “Umbrella-Credit Facility”) on the basis of the Bank’s General Business Conditions (Allgemeine Geschäftsbedingungen):

Exhibit 10.1

Umbrella Credit Facility Agreement

§ 1 - PARTIES

Borrower:	IPG Laser GmbH
Bank:	Deutsche Bank AG Filiale Deutschlandgeschäft, Cologne

§ 2 - UMBRELLA-CREDIT FACILITY:

(1)	Aggregate Facility Amount
The Bank makes available to the Borrower a credit facility in the amount of up to
Euro 50,000,000.00 (in words: Euro fifty million) („Aggregate Facility Amount“).
The Aggregate Facility Amount is divided into the following facilities:

(a)	Facility 1: revolving cash credit facility in the amount of up to Euro 38,000,000.00

(b)	(in words: Euro Thirty - eight Million) (“Facility 1”).

(c)	Facility 2: revolving guarantee facility in the amount of up to Euro 5,000,000.00

(d)	(in words: Euro Five Million) (“Facility 2”).

(e)	Facility 3: revolving margin line in the amount of up to Euro 7,000,000.00 (in words: Euro Seven Million) (“Facility 3”).

(2)    Term of the Facilities
The Facilities are available until July 31st, 2020 (“Term of the Umbrella-Credit Facility”).

(3)	Purpose

(a)
The proceeds of Facility 1 shall be applied towards general corporate purposes including working capital requirements of the Borrower as well as - pursuant to § 4 - of companies of which a Borrower directly or indirectly owns a majority interest according to § 16 of the German Stock Companies Act (Aktiengesetz) (“Subsidiaries”). For purposes of this Credit Facility Agreement only the IPG (Beijing) Fiber Laser Technology Company Limited, Beijing, China is deemed to be a Subsidiary (irrespective of § 16 of the German Stock Companies Act).

The use of Facility 1 for acquisitions irrespective of form, duration and amount will require the prior consent of the Bank if the acquisition transaction amount exceeds €100.000.000.00 and if the utilization of Facility 1 for acquisition purposes exceeds Euro 10,000,000.00; under no circumstances the utilization of Facility 1 for acquisitions may exceed Euro 30,000,000.00.

Exhibit 10.1

(b)	the proceeds of Facility 2 shall be applied towards the issuance of Guarantees upon instruction of the Borrower as well as - pursuant to § 4 - of its respective Subsidiaries.

(c)	Facility 3 may only be utilized by entering into financial derivatives transactions with the Borrower as well as - subject to the provisions of § 4 its Subsidiaries.

(4)	Definitions
In this Credit Facility Agreement the following words and terms are defined as specified below:
„Banking Day“ means a day (other than a Saturday or Sunday) on which banks are open for general business in Cologne.
„EONIA“ means the Euro OverNight Index Average as determined by the European Central Bank for each Target-day. On days which are not a TARGET-day the EONIA as determined on the immediately preceding TARGET-day shall apply. If no EONIA is available on a Target-day the Bank will determine the applicable reference interest rate in accordance with section 315 German Civil Code (BGB) on the basis of the quotations for overnight funds in the European interbank market.
„EURIBOR“ means the interest rate per annum for deposits in Euro for the relevant interest period displayed on page 248 of the Telerate screen or a respective succeeding screen replacing page 248 for 11.00 a.m. Brussels time two TARGET-days prior to the disbursement/the commencement of the respective interest period. If the EURIBOR cannot be determined two TARGET-days prior to the first interest period, the Bank and the Borrower will negotiate the interest rate for the relevant interest period. The Bank is not obligated to disburse the loan unless an agreement about the applicable interest rate has been reached. The Bank is released from its obligation to disburse the loan if an agreement about the applicable interest rate is not reached within 15 days. If the EURIBOR for an interest period following the first interest period cannot be determined two TARGET-days prior to the commencement of the relevant interest period the Bank will determine interest for the relevant interest period based on interest rates customary in the European interbank market for the particular interest period plus the agreed margin.
"Financial Indebtedness" means any indebtedness for or in respect of (i) moneys borrowed, (ii) any letters of credit issued and acceptances accepted or issued, (iii) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument, (iv) lease contracts which would, in accordance with orders or statements of practice of the Federal Ministry of Finance or GAAP under the applicable law as the case may be, be treated as a finance or operating lease, (v) receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis), (vi) any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing, (vii) any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account), (viii) any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by third parties unless both obligations are reported, the primary obligation on and the obligation of the counter-indemnity on or below, the same balance sheet; and (ix) the amount of any liability in respect of any guarantee or indemnity

Exhibit 10.1

for any of the items referred to in paragraphs (i) through (viii) above, (x) a guarantee, surety or other obligation for any of the obligations listed in paragraphs (i) through (ix), and (xi) provisions for pension obligations.
„TARGET-day“ is any day on which the Trans-European Automated Real Time Gross Settlement Express Transfer System is open for the settlement of payments in Euro.

§ 3 - UTILIZATION

(1)	Cash Credit Facility
Facility 1 may be utilized by way of:

(a)	Cash Credit
Current account cash advances (“Cash Credit”) in Euro on the account of the Borrower with IBAN DE34460700900028025500, BIC DEUTDEDK460.

(b)	EURIBOR-Fixed Interest Loan
Loans with fixed interest rates on the basis of EURIBOR with interest periods of 3 and 6 months which may, however, not extend beyond the Term of Facility 1 (“Interest Period”) (“EURIBOR-Fixed Interest Loan”) in Euro after a utilization request by the Borrower. The minimum amount for utilizations by way of EURIBOR-Fixed Interest Loan is
Euro 500,000.00 (in words: Euro five hundred thousand) or an integral multiple thereof.
Each utilization request must be delivered to the Bank by 10:00 a.m. Frankfurt am Main local time two Banking Days before the day on which disbursement is to be made or on which, a new Interest Period would begin, respectively. The utilization request must specify the designated amount of the utilization and the duration of the Interest Period and shall be irrevocable.
If an Interest Period would otherwise end on a day which is not a Banking Day, that Interest Period will instead end on the next Banking Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

(c)	Utilization in foreign currency
Cash Credit in foreign currency, namely in US Dollar, Japanese YEN or with prior consent of the Bank in every other currency which is freely available, convertible and transferable in the European interbank market.

(2)	Guarantee Facility
Facility 2 may be utilized as follows:

(a)	Guarantees
Facility 2 may be utilized through sureties (Bürgschaften), sureties upon first demand (Bürgschaften auf erstes Anfordern), guarantees (including bonds and standby letters of credit) or guarantees upon first demand (Garantien auf erstes Anfordern) issued upon instruction of the Borrower (“Guarantees”) in EUR and if individually agreed upon also in foreign currency. Unless otherwise agreed on a case by case basis,

Exhibit 10.1

the instructions to issue the Guarantees shall be given using the wording in each case prepared by the Bank.
Guarantees and sureties other than bid bonds, advance payment bonds, performance bonds and warranty bonds requires the consent by the bank before issuance.

(b)	Special Conditions for Guarantee Business
In addition, the Special Conditions for Guarantee Business of the Bank (Bedingungen für das Avalgeschäft), as attached to this Credit Facility Agreement, shall apply, which take priority over the Bank’s General Business Conditions.

(c)	Conditional Acceptance
Before accepting an instruction to issue a Guarantee, the Bank is entitled to consider such instruction with respect to its feasibility under legal, economical and policy aspects and to refuse acceptance, as the case may be.

(d)	Duration of Guarantees
Each Guarantee shall be limited in time and shall not exceed a term of 3 years. Where a Guarantee does not qualify for a limited term, the economic lifetime (until the expected expiration of the Guarantee) shall not exceed 3 years.

(e)	Guarantees in foreign currency
Instructions can been given for Guarantees to be issued in foreign currency, namely in US Dollar, or with prior consent of the Bank in every other currency which is freely available, convertible and transferable in the European interbank market.

(3)	Revolving Margin Line
Facility 3 may be utilized by entering into financial derivatives transactions (each a “Transaction”) on the basis of separate master agreements entered or to be entered into between the Bank and the Borrower.
By granting the revolving margin line the Bank expresses its general willingness to incur a potential future exposure resulting from such Transactions, up to the limit of the revolving margin line. The Bank shall, however, not be in any way obliged to enter into specific Transactions. In particular, the Bank reserves the right to reject Transactions on a case by case basis, even if Facility 3 is not fully utilized. This does not apply to Transactions intended to offset obligations under already existing Transactions (“Close-Out Transactions”) and which are entered into in order to close open risk-positions of the Bank.
On a regular basis - if need be, on each Banking Day or several times during a Banking Day - the Bank will calculate the margin line utilization as potential future exposure based on the Bank’s own internal calculation methods and risk models, and using the interest rates, forward rates, quotations, market prices, indices or other calculation bases as determined by it. In determining the utilization of Facility 3, the Bank will take into account if and to what extent the potential future exposures resulting from Transactions under a master agreement can be offset. Upon request, the Bank will inform the Borrower of the current utilization of Facility 3.

Exhibit 10.1

Should Facility 3 be exceeded - e.g. in the course of changing market conditions - the Borrower shall ensure that, upon the Bank’s request, appropriate measures are taken to either reduce the potential future exposure or to provide the Bank with sufficient collateral to cover the excess utilization, e.g. by providing additional collateral or by entering into a new collateral agreement. The reduction of potential future exposure may also be effected by entering into Close-Out Transactions or by early terminating specific Transactions by way of mutual agreement.

If - for whatever reason - the Borrower does not comply with the Banks´ request for additional collateral, a new collateral agreement or a reduction of potential future exposure, the Bank shall have the right to terminate the respective master agreement including all Transactions thereunder, provided that it notifies the Borrower of its intention to terminate the master agreement, which notification may be combined with the Bank’s above-mentioned request, and further provided that it grants the Borrower an appropriate grace period which - under special circumstances - may only be a few hours.
All other provisions of the master agreement and the Transactions thereunder shall remain unaffected by this Credit Facility Agreement.
§ 4 - UTILIZATION OF THE CREDIT FACILITY BY SUBSIDIARIES

(1)	Utilization by Subsidiaries
Subsidiaries of the Borrower may - in deduction from the respective Facility 1, 2 or 3 and based on the corporate guarantee by the Borrower (hereinafter the “Corporate Guarantee”) as set out in the Annex to this Credit Facility Agreement - draw credits and use banking products (hereinafter: “Subsidiary Facilities”) within the banking business relationship at domestic or foreign branches and / or subsidiaries of the Bank (hereinafter “Lending Office”) in compliance with the following conditions. No Lending Office shall be obliged hereby to make available Subsidiary Facilities.
The utilization of Subsidiary Facilities by the respective Subsidiary shall be based on separate facility agreements concluded or to be concluded between the respective Subsidiary and the Lending Office.

(2)	Allocation of Subsidiary Facilities
The current allocation of the Subsidiary Facilities to the respective Subsidiaries as well as to the respective Lending Offices shall be reflected in Annex 1 as attached to the Corporate Guarantee at any point of time. In case of a change of the current allocation of the Subsidiary Facilities, Annex 1 of the Corporate Guarantee shall be amended accordingly; in case of such amendment, the provisions contained in this Credit Facility Agreement shall remain unaffected.

(3)	Exemption from Banking Secrecy
Vis-a-vis the other Lending Offices the Borrower releases the Bank from the obligations of Banking Secrecy with respect to all matters concerning this Credit Facility as well as the Subsidiary Facilities.

§ 5 - REPAYMENT

Exhibit 10.1

(1)	The Borrower will repay all amounts outstanding in full at the latest at the end of the Term of the respective Facilities unless otherwise agreed.

(2)
If after the termination of Facility 2 Guarantees are outstanding - also under Subsidiary Facilities, as the case may be - and the collateral provided to the Bank or Lending Office (taking into account the Corporate Guarantee to be provided according to § 4) does not cover the full amount of any risk resulting from such Guarantees the Borrower shall procure that the Bank be released within a reasonable period of time from its obligations under such Guarantees and

- in case of Subsidiary Facilities - ensure that the respective Lending Office be released by the respective Subsidiary from its obligations under such Guarantees.
The Borrower is entitled to provide the Bank and/or the Lending Office, respectively, instead with security by pledge of an amount in cash in the relevant currency of the Guarantee, or to procure that the respective Subsidiary provide such security in cash. With regard to Guarantees issued under Facility 2, Section 10 of the Conditions for Guarantee Business remains unaffected.

(3)
If, at the time the Facility 3 is being terminated, there are still Transactions outstanding also under Subsidiary Facilities, and the Bank, or the Lending Office (taking into account the Corporate Guarantee to be provided according to § 4), as the case may be does not hold collateral sufficient to cover the resulting potential future exposure, the Borrower shall - within a reasonable period of time - take appropriate measures in order to eliminate the Bank’s or Lending Office’s potential future exposure, e.g. by entering into Close-Out Transactions or by early terminating Transactions by way of mutual agreement.

The Borrower is entitled to provide the Bank and/or the Lending Office, respectively, instead with security by pledge of the amount of the potential future exposure in cash (or any other amount to be agreed with the Bank and/or the Lending Office, or to procure that the respective Subsidiary provide such security in cash.
§ 6 - INTEREST / COMMISSIONS / FEES

(1)	General

(a)	Authorization for debiting
The Bank is entitled to debit due interest, commissions, expenses, charges and fees to the account of the Borrower with IBAN DE34460700900028025500, BIC DEUTDEDK460.
(b) Credit Commission
For holding available the Facility 1 and 2 the Bank charges a current credit commission in the amount of 0.50% p.a. of the amount of Facility 1 and 2. If the Bank tolerates an overdraft of the amount of the respective Facility, despite its not being obliged to do so, the Bank will charge on the amount exceeding the amount of the respective Facility the credit commission in addition to the increased interest rate for overdrafts.
The credit commission will be calculated on the basis 30/360 and is due quarterly in arrears and upon termination of the Facility 1 and/or 2

(c)	Arrangement Fee

Exhibit 10.1

For the granting of this Umbrella-Credit Facility the Bank charges a one-off arrangement fee of EUR 15.000,00 (in words: Euro fifteen thousand). The arrangement fee will become due upon effectiveness of the Credit Facility Agreement.
(d)    Default Interest
If the Borrower fails to pay any amount payable by it under this Credit Facility Agreement, interest shall accrue on the overdue amount (excluding overdue interest) from the due date up to the date of actual payment at a rate of 5 percentage points above the ECB base rate in accordance with Section 288 German Civil Code (BGB). The right to assert claims for further damages remains unaffected.

(2)    Facility 1

(a)	Interest rate for current account cash advances
The calculation of interest rates for cash advances on current accounts will be based on the following terms and conditions:
The rate of interest per annum for current account cash advances in Euro is the sum of the monthly EONIA-average rate and the margin.
The margin is 1.0 % p.a..
Interest will be calculated on the basis 30/360. Amounts will be due and payable quarterly in arrears and upon termination of the Facility 1.
The monthly EONIA-average rate is the interest rate as determined by the Bank at the end of each month for that respective month as the monthly average of the European Over-Night Indexed Average.

(b)	Interest for EURIBOR-Fixed Interest Loans
The rate of interest for Fixed Interest Loans in Euro is the percentage rate per annum which is the sum of the applicable EURIBOR for the agreed interest period and the margin.
The margin is 0.75 % p.a..
Interest will be calculated by calendar days on the basis actual / 360. Interest is due and payable at the end of the respective interest period, in case of interest periods longer than six months after six months and at the end of the respective interest period.

(c)	Utilization in foreign currency
The interest rate for utilizations in foreign currency and its payment will be agreed upon in advance on a case by case basis.

Exhibit 10.1

(3)	Facility 2

(a)	Commission on Guarantees
Unless otherwise agreed, the commission on Guarantees is

i)	0.35% p.a. for guarantees with a term of up to 12 months

ii)	0.5% p.a. for guarantees with a term longer than 12 months and up to 24 months

iii)	0.65% p.a. for guarantees longer than 24 months

minimum EUR 300.00 p.a. (respectively EUR 75.00 per quarter) until further notice and has to be paid for each of the requested individual Guarantees and not for the upholding of this Facility 2. If Guarantees are not limited in time, the economic lifetime (until the expected expiration of the guarantee) is basis for the calculation of the commission.
The commission on Guarantees will be calculated on the basis 30/360 for each quarter and is due in advance.
(b)    Application of the List of Prices and Services
In addition, the Trade Finance List of Prices and Services for Corporate Clients in Germany (the “List of Prices and Services”) shall apply, which the Borrower can either access on the Internet website www.db.com/gtb/plv or which will be provided to the Borrower upon request.

(c)	Remuneration for special services in connection with Guarantees
The Bank reserves the right to demand further remuneration for services rendered for which no charge is indicated in the List of Prices and Services and which exceed the standard handling of a Guarantee (from the instruction to issue the Guarantee until its discharge) (e.g. wordings which require special scrutiny or in case of contentious procedures). The remuneration will be calculated by the Bank based on the actual expenditure of time and manpower.
§ 7 - COLLATERAL
In exchange to the existing Corporate Guarantee by IPG Photonics Corporation, Oxford, MA 01540, USA in the amount of EUR 30.000.000.00: Individual Corporate guarantee by IPG Photonics Corporation, Oxford, MA 01540, USA, in form and content satisfactory to the Bank in the amount of EUR 50,000,000,00 (in words: Euro fifty million).
§ 8 - CONDITIONS OF UTILIZATION
The Borrower may utilize this Credit Facility once the following Conditions Precedent are fulfilled and none of them has been revoked or cancelled and as long as no event of default is outstanding which constitutes or, with the expiry of a grace period and/or the giving of a notice may constitute the right to terminate the Credit Facility Agreement for reasonable cause:

(1)	The Bank has received all documents and evidence listed below in form and content satisfactory to the Bank and none of these turned out to be wrong:

Exhibit 10.1

(a)
All information required by law (§ 1 subpara. 6 of the German Money-Laundering Act (GwG)) regarding the beneficial owner/s and the Declaration of the Borrower according to the GWG with regard to this Credit Facility Agreement.

(b)The agreed collateral as set out under §7 is in full force and effect.

(2)	The Borrower is not in default with any obligation vis-à-vis the Bank set out in §9 GENERAL UNDERTAKINGS or other material obligation under this Credit Facility Agreement.

The Bank may allow utilization without the above conditions being satisfied. The obligation of the Borrower to comply with the conditions of utilization remains unaffected hereby unless the Bank has definitely and expressly waived compliance with certain conditions in writing.
§ 9 - General Undertakings
According to the GwG the Borrower undertakes to present to the Bank any information required by law (§ 1 subpara. 6 GwG) regarding the beneficial owner/s and to inform the Bank voluntarily and immediately about any change during the Term of the Facility (§ 4 subpara. 6 and § 6 subpara. 2 no. 1 GwG).
Until all liabilities under this Credit Facility Agreement have been fully and finally discharged the Borrower undertakes the following obligations:

(1)	Information
The Borrower undertakes to keep the Bank always informed of its current economic condition and, as the case may be, the current economic condition of its group of companies.
For this purpose the Borrower will, in particular, immediately upon completion and in any event within 9 months after the end of each of its financial years provide the Bank with

-	an original of its audited financial statement, at least with the content required by law and including appendix and management report;

-
the audited consolidated financial statement (consolidated balance sheet, consolidated statement of income and explanatory notes to consolidated financial statement) together with the group management report of the Borrower’s group of companies including the respective auditor’s reports;

Should the financial statement not need to be audited, the executed copy to be submitted to the Bank has to be duly signed by all managing directors, resp. all general partners.
Furthermore, the Borrower will make available to the Bank with quarterly reports for IPG Photonics Corp. as published and a revolving 1 year forecast for the group (in content and credit assessment satisfactory to the bank) will be made available upon request of the bank.
The Borrower will provide upon the Bank’s demand further information and documents which give insight into its economic condition as well as information on earning capacities and financial circumstances of the guarantors.

Exhibit 10.1

The Borrower will inform the Bank immediately in case material adverse changes or divergences in regard to the information given or documents handed over (including plan figures and projections) occur or in case it becomes apparent or there is evidence indicating that information given or documents handed over are incomplete or incorrect.

(2)	Purpose
As far as the Umbrella-Credit Facility (or single Facilities) has/have been assigned to a specified purpose, the Borrower undertakes to provide the Bank upon its demand with proof that the Facility has been used for the agreed purpose by furnishing appropriate documents.

The Bank is not obligated to the Borrower to verify that the Umbrella-Credit Facility has been used for the agreed purpose.
(3)    Equality of Collateralisation
The Borrower undertakes not to create, nor to undertake to create, for the benefit of a third party, any security interest over any of his assets to secure similar credit facilities of the Borrower or any other person, without allowing the Bank to participate in such security interest at the same time and in the same rank or providing the Bank with equivalent security.
The Borrower ensures that his subsidiaries will not - and will use his influence to ensure that his direct and indirect shareholders and affiliated companies do not - create, nor undertake to create any aforementioned security interest or assume or undertake to assume an aforementioned liability in order to secure similar credit facilities of the Borrower without collateralizing the Bank accordingly.
Exception is made for supplier’s collateral as is common in trade or industry and banking collateral as required by banks´ general business conditions as well as assumptions of liabilities with the ordinary course of business and collateralized accumulated new Financial Indebtedness up to an amount of Euro 10,000,000.00 (in words: Euro ten millions) including collateralized existing Financial Indebtedness of subsidiaries.
(4)    Change of control
The parties to this agreement agree that the current ownership in the Borrower represents an essential basis for the Bank’s preparedness to grant the Facility and any utilization thereunder.
If a Change of Control occurs, the parties will negotiate, prior to the occurrence of such a change, an agreement satisfactory to both sides on the continuation of this Credit Facility Agreement on changed terms and conditions, e.g. in respect of interest rates, collateral, or other agreements.
A “Change of Control” occurs, if another person assumes or acquires, or it is found to hold at least 30 % percent of voting rights of the Borrower. Voting rights shall be assigned according to section 30 of the German Securities Acquisition and Takeover Act (Gesetz zur Regelung von öffentlichen Angeboten zum Erwerb von Wertpapieren und von Unternehmensübernahmen (WpÜG)).

(5)	Credit agreements with other financial institutions

Exhibit 10.1

The Borrower will inform the Bank about future credit agreements or about material changes in existing credit agreements with other financial institutions (e.g. increases, terminations or demands for additional collateral) exceeding an accumulated amount of EUR 5,000,000,00 (in words: Euro five millions) in advance if they are under negotiation and otherwise immediately upon their effectiveness. A table of the credit facilities of the group (lender, amount, maturity, purpose, collateralization) to be provided on Banks demand.
Where the Borrower is using credit by way of guarantee with several lenders, the Borrower will utilize Facility 2 in such a way that the utilization does not result in a concentration of risk (e.g. through certain types of guarantee) with the Bank in comparison to the other lenders.

(6)    Information and cooperation regarding credit by way of guarantee
The Borrower will, upon request, provide the Bank for each Guarantee issued with all information and appropriate documentation on the claim secured by the Guarantee, and will, in case a demand under the Guarantee is imminent, furnish the Bank with all information and documentation the Bank deems necessary in order to verify the validity of such demand, give the Bank all reasonable support in this respect and, for this purpose, nominate and place at the Bank’s disposal qualified and competent employees.

§ 10 - TERMINATION FOR REASONABLE CAUSE WITHOUT NOTICE
A reasonable cause which entitles the Bank to terminate this Credit Facility Agreement without notice according to no. 19 section 3 of the General Business Conditions is also and especially given if:

(1)
the Borrower does not comply with the General Undertakings set out in §9 or other material obligations under this Credit Facility Agreement or under any collateral agreement entered into in connection with this Credit Facility Agreement, or

(2)
a Change of Control occurs and the parties do not reach an agreement on the continuation of the Credit Facility Agreement on changed terms and conditions, e.g. in respect of interest rate, collateral, or other agreements, in due time, or

(3)
any other Financial Indebtedness of the Borrower is not paid when due or is declared, or capable of being declared, due and payable by any creditor(s) thereof prior to its agreed maturity by reasons of the occurrence of an event of default (howsoever described) and the aggregate of all such Financial Indebtedness exceeds an amount of EURO 5,000,000.00 (in words: Euro three million) or the equivalent thereof in any other currency or currencies (“Cross Default”).

The termination of Facility 3 (revolving margin line) will be governed exclusively by the provision of the underlying master agreement for financial derivatives transactions.

Exhibit 10.1

§ 11 - MISCELLANEOUS

(1)	Hedges
If the Bank and the Borrower have entered or will enter into hedging transactions covering interest or currency risk which may also arise from this Credit Facility Agreement, a termination of this Credit Facility Agreement will have no effect on the validity and continuation of such hedging transactions. Nothing in this clause shall oblige the Bank to enter into hedging transactions with the Borrower.

(2)	Foreign exchange risk
Any utilization in foreign currency must be repaid in the same currency, irrespective of changes in the exchange rate which may have taken place in the meantime. Amounts outstanding in foreign currency will be counted against the amount of the respective Facility at any time on the basis of the respective current exchange rate to the Euro, as determined and published by the Bank on the Internet around 13:00 Frankfurt time of every trading day.
If fluctuations in the exchange rate result in the total amounts outstanding exceeding the amount of the respective Facility 1, 2 or 3 the Borrower will reduce this overdraft immediately - by the expiry date of the agreed interest period at the latest or procure that the Bank be released without delay from its obligations under the relevant Guarantees. In the meantime, the Bank may demand security by pledge of an amount in cash and in Euro, namely in the amount the amounts outstanding exceed the amount of the respective Facility 1, 2 or 3.

(3)	Disclosure of Information
To the extent that the Bank, for refinancing, risk mitigation or capital relief purposes, may exercise its right to transfer or otherwise dispose of the economic risk or claims resulting from this credit facility, the Bank is entitled to pass on borrower-related information to qualified information recipients, who are legally, contractually or by way of profession bound to confidentiality. Qualified information recipients are members of the European system of central banks, financial institutions, promotional banks, finance companies, insurance companies, pension funds, capital management companies, special purpose vehicles for the assumption of credit risk as well as persons who have to be involved in the execution of the transfer for technical or legal reasons (e.g. auditors and credit rating agencies). Albeit, the Bank will remain the Borrower’s contractual counterparty in accordance with the terms and provisions of this Credit Facility Agreement.

(4)	Withholding Tax
Any amount payable by the Borrower hereunder will be paid free and clear of and without deduction of any withholding taxes. Withholding taxes are taxes, duties or governmental charges of any kind whatsoever which are imposed or levied in, by or on behalf of the country in which the Borrower is situated, and which are deducted from any payment hereunder. If the deduction of withholding taxes is required by law, then the Borrower shall pay such additional amounts as may be necessary in order that the net amounts received by

Exhibit 10.1

the Bank after such deduction shall equal the amount that would have been receivable had no such deduction been required.

(5)	Expenses and Indemnity
The Borrower shall reimburse the Bank for all reasonable and necessary costs and expenses in connection with the enforcement and/or preservation of its rights (in court or extrajudicial) against the Borrower including the enforcement and realization of collateral.

(6)	Judgment Currency

Payments made by the Borrower to the Bank pursuant to a judgment or order of a court or tribunal in a currency other than that of the Credit Facility (the ”Facility Currency”) shall constitute a discharge of the Borrower´s obligation hereunder only to the extent of the amount of the Facility Currency that the Bank, immediately after receipt of such payment in such other currency, would be able to purchase with the amount so received on a recognized foreign exchange market. If the amount so received should be less than the amount due in the Facility Currency under this Credit Facility Agreement, then as a separate and independent obligation which gives rise to a separate cause of action the Borrower is obliged to pay the difference.

(7)	Choice of Law and Jurisdiction
This agreement and all rights or obligations arising hereunder shall in all respects be governed by, and construed in accordance with, the laws of the Federal Republic of Germany.
Place of jurisdiction is Köln, Germany. Additionally, each party may be sued at its head office.
The Guarantor IPG Photonics Corporation as set out in §7 hereby irrevocably appoints the Borrower as its agent for service of process or other legal summons in connection with any action or proceedings in Germany arising under this Credit Facility Agreement. The Guarantor IPG Photonics Corporation irrevocably waives any objection which it may now or hereafter have that such proceedings have been brought in an inconvenient forum.
(8)    Amendments
Any amendment to this Credit Facility Agreement is required to be made in writing.
(9)    Expiration Date / Effectiveness / Appropriation of existing utilizations

(a)	The offer of the Bank to enter into this Credit Facility Agreement expires on July 31st, 2017 (“Expiration Date”).

(b)
This Credit Facility Agreement becomes effective upon receipt by the Bank of this Credit Facility Agreement duly signed by all parties but not before July 31st, 2017 and not before effectiveness of the Individual Corporate Guarantee in the amount of EUR 50,000,000.00 according to § 7.

Exhibit 10.1

(c)
Upon its effectiveness this Credit Facility Agreement amends the credit agreement of 07.08.2014 regarding an Umbrella Facility in the amount of EUR 30,000,000.00 including Amendments 1-4 dated 01/10/2015, 18/04/2016, 21/09/2016 and 16/12/2016. Utilizations under such credit agreement of 07.08.2014 regarding an Umbrella Facility in the amount of EUR 30.000.000,00 including Amendment 1 -4 will be accounted as utilization of the Facilities or of the relevant Facility 1, 2 or 3, respectively.

(10)	Severability Clause
Should any provision of this Agreement be unenforceable, invalid or void, the other provisions hereof shall remain in full force and effect.

Declaration according to the GwG
The Borrower hereby confirms the Bank by ticking the box or initial that with regard to the Credit Facility Agreement he is acting for his own account.

[    ] IPG Laser GmbH

This Umbrella Credit Facility Agreement will be cited under the date first above written.

Exhibit 10.1

Deutsche Bank AG
Filiale Deutschlandgeschäft

Cologne, July 27, 2017	/s/ Joachim Gartz /s/ Maike Kordes
Place, Date

IPG Laser GmbH

Burbach, July 31, 2017	/s/ Eugene Scherbakov
Place, Date

Noted and agreed especially regarding § 7 and § 11 (7):

IPG Photonics Corporation

Oxford, July 31, 2017	/s/ Timothy P.V. Mammen
Place, Date